Exhibit 10.1

Execution Version

STRICTLY CONFIDENTIAL

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH 245 Park Avenue New York, NY 10167	COMPEER FINANCIAL, PCA 2600 Jenny Wren Trail PO Box 810 Sun Prairie, Wisconsin 53590

CITIBANK, N.A. 388 Greenwich Street New York, New York 10013

CONFIDENTIAL

April 28, 2024

Phibro Animal Health Corporation
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Boulevard, Suite 21
Teaneck, New Jersey 07666-6712
Attention:Glenn David
Chief Financial Officer

Project Delta

Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of April 22, 2021 (as amended by Amendment No. 1, dated as of November 8, 2022, Amendment No. 2, dated as of June 16, 2023 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among Phibro Animal Health Corporation, a Delaware corporation (the “Borrower” or “you”), Bank of America, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent and L/C Issuer and each lender from time to time party thereto.

You have advised Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), Compeer Financial, PCA (“Compeer”), Citibank, N.A. (“Citibank”, together with Rabobank and Compeer, “we”, “us”, or the “Commitment Parties”), Wells Fargo Bank, National Association (“Wells Fargo”) and Bank of America that you intend to (i) consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) and (ii) seek certain amendments to the Existing Credit Agreement as set out more particularly on Annex I-A to Exhibit B hereto (the “Proposed Amendments”).

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Existing Credit Agreement, the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C (collectively, this “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, each of Rabobank, Compeer and Citibank, severally but not jointly (each in such capacity, an “Incremental Lender” and collectively, the “Incremental Lenders”), is pleased to advise you of its respective commitment to provide the percentage set forth opposite such Incremental Lender’s name on Schedule 1 hereto of the aggregate principal amount of the Incremental Term Facility (as defined in Exhibit B), subject only to the applicable Closing Conditions (as defined below).

Each of the Incremental Lenders, Bank of America and Wells Fargo, on behalf of themselves and their affiliates and their respective affiliates’, managed funds and accounts that are Lenders under the Existing Credit Agreement on the date hereof (or that become Lenders under the Existing Credit Agreement after the date hereof and prior to the date of effectiveness of, and initial funding under, the Incremental Term Facility (the “Incremental Effective Date”)) (in such capacity referred to herein as the “Consenting Lenders”), which collectively constitute the Required Lenders as defined in and under the Existing Credit Agreement as of the date hereof, is pleased to advise you of its commitment to irrevocably consent to the Proposed Amendments.

Each of the Consenting Lenders party hereto hereby agrees that, if at any time prior to the Incremental Effective Date, such Consenting Lender assigns or sells any participation of any portion of their Commitments and/or Loans under the Existing Credit Agreement, such assignment and/or participation shall be subject to the relevant Assignee or Participant, as applicable, agreeing to the Proposed Amendments.

2.	Titles and Roles.

It is agreed that: (i) each of Rabobank, Compeer and Citibank will act as a joint lead arranger for the Incremental Term Facility (each in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”), (ii) each of Rabobank, Compeer and Citibank will act as a joint bookrunner for the Incremental Term Facility (each in such capacity, a “Bookrunner” and collectively, the “Bookrunners”) and (iii) in connection with the Incremental Term Facility, Bank of America will continue to act as administrative agent and collateral agent under the Existing Credit Agreement and will also act as administrative agent and collateral agent with respect to the Incremental Term Facility.

You agree that no other agents, co-agents, arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Arranger Fee Letter (as defined below) referred to below) will be paid to any Lender (as defined below) by you or any of your affiliates in order to obtain its commitment to participate in the Incremental Term Facility unless you and the Lead Arrangers shall so agree.

3.	[Reserved].
4.	Information.

You hereby represent and warrant that (in the case of Information and Projections regarding the Target Companies and their subsidiaries and their and their respective businesses provided prior to the date of the consummation of the Acquisition, to your knowledge), (a) all written information and written data (such information and data, other than (i) the financial estimates, forecasts and other projections delivered to the Commitment Parties by you (the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties directly or indirectly by, or at the request of, you or by any of your representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto through the date of the consummation of the Acquisition) and (b) the Projections have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the Incremental Effective Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections made available to the Commitment Parties directly or indirectly by, or at the request of, you or any of your representatives, and such representations and warranties were being made, at such time, then you will promptly inform the Commitment Parties thereof and will (or, with respect to the Information and such Projections relating to the Target Companies and their subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information and Projections relating to the Target Companies and their subsidiaries and its and their respective businesses, to your knowledge, such representations and warranties are correct in all material respects under those circumstances).  The Commitment Parties (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for (i) the commitments of the Incremental Lenders hereunder and (ii) the agreements of the Lead Arrangers and the Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the (x) Term Sheet and (y) the Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Term Facility (the “Arranger Fee Letter”), if, when and to the extent due and payable. Once paid, such fees shall not be refundable, except as expressly set forth therein or as otherwise separately agreed to in writing by you and the Commitment Parties.

6.	Conditions.

The agreements of the Consenting Lenders hereunder with respect to the Proposed Amendments are subject only to entry into definitive documents related thereto consistent with Exhibit B and subject to the 6th paragraph of Section 10 hereof.

The commitments of the Incremental Lenders hereunder to fund the Incremental Term Facility on the Incremental Effective Date and the agreements of the Lead Arrangers and the Bookrunners to perform the services described herein are subject solely to the conditions set forth in Exhibit C hereto (such conditions, the “Closing Conditions”), and upon satisfaction (or waiver by all Incremental Lenders) of such conditions, the initial funding of the Incremental Term Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Arranger Fee Letter and the documentation for the Incremental Term Facility (the “Incremental Term Facility Documentation”).

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Arranger Fee Letter, the Incremental Term Facility Documentation or any other letter agreement or other undertaking concerning the Transactions or the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability and funding of any of the Incremental Term Facility on the Incremental Effective Date shall be (A) such of the representations and warranties made by, or with respect to, the Target Companies and their subsidiaries in the Purchase Agreement as are material to the interests of the Incremental Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of any such representations and warranties in the Purchase Agreement, (to such extent, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Incremental Term Facility Documentation and (ii) the terms of the Incremental Term Facility Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability or funding of the Incremental Term Facility on the Incremental Effective Date if the applicable Closing Conditions are satisfied (or waived by all Incremental Lenders) (provided that, any guarantee by the Target Companies or their subsidiaries and any security interest in any Collateral (as defined in the Existing Credit Agreement) relating to the assets of the Target Companies or their subsidiaries (including creation or perfection thereof) shall be delivered and/or perfected after the Incremental Effective Date in accordance with Section 6.11 of the Existing Credit Agreement). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties, after giving effect to the Transactions, to be set forth in the Incremental Term Facility Documentation relating to organizational existence; power and authority, due authorization, execution, delivery, in each case only as they relate to the entering into and performance of the Incremental Term Facility Documentation; the enforceability of the Incremental Term Facility Documentation; solvency as of the Incremental Effective Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating the USA Patriot Act, the OFAC regulations and other applicable sanctions laws; and the United States Foreign Corrupt Practices Act (“FCPA”) and other applicable anti-corruption laws; the Investment Company Act; no conflicts between the Incremental Term Facility Documentation and the organizational documents of the Loan Parties (in each case, as they relate to the entering into and performance of the Incremental Term Facility Documentation); and subject to permitted liens and the limitations set forth in the prior sentence creation, validity, and perfection of security interests in the Collateral provided on the Incremental Effective Date. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.	Indemnity.

To induce the Commitment Parties and the Consenting Lenders to enter into this Commitment Letter and the Arranger Fee Letter, as applicable, and to proceed with the Incremental Term Facility Documentation, you agree to indemnify and hold harmless the Commitment Parties, the Consenting Lenders and each of their affiliates and their respective officers, directors, employees, agents, advisors, controlling persons and other representatives and successors (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party within thirty (30) days after demand therefor as the same are incurred) any and all claims, damages, losses, liabilities and reasonable and documented or invoiced out-of-pocket expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel for all Indemnified Parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any aspect of the Transactions, or any use made or proposed to be made with the proceeds of the Incremental Term Facility, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified

Party’s (or any of its affiliate's) gross negligence, bad faith or willful misconduct, (ii) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from a material breach of the definitive documents with respect to the Incremental Term Facility by such Indemnified Party or one of its Affiliates or (iii) arises from any dispute to the extent such dispute does not arise from any act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against a Commitment Party or a Consenting Lender in its capacity as an administrative agent, arranger or similar role for the Incremental Term Facility). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders, directors, partners, or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages determined in a final nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this letter agreement, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

If the foregoing indemnification is for any reason unavailable or insufficient to hold any Indemnified Party harmless other than by virtue of the exceptions set forth in clauses (i), (ii) and (iii) of the prior paragraph, the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim or damage in such proportion as is appropriate to reflect the relative benefits received by the Borrower on the one hand and each Indemnified Party on the other arising out of the matters contemplated by this letter agreement.

By executing this letter agreement, you agree to reimburse the Commitment Parties, the Consenting Lenders and their respective affiliates from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including but not limited to out-of-pocket expenses of the Commitment Parties’ and the Consenting Lenders’ due diligence investigation, travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel to the Commitment Parties and the Consenting Lenders and, if necessary, of a single local counsel to the Commitment Parties and the Consenting Lenders in each relevant jurisdiction) incurred in connection with the Transactions, the Incremental Term Facility and the preparation of the Incremental Term Facility Documentation.  Upon Borrower’s request, the Commitment Parties and the Consenting Lenders will present the documentation and invoice(s) supporting the costs, expenses and charges in the foregoing sentence.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties, the Consenting Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target Companies, the Seller and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise.  In addition, you acknowledge that the Commitment Parties and the Consenting Lenders may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Target Companies and that, in such capacity, such Commitment Parties and Consenting Lenders may acquire information about the Target Companies and their subsidiaries, the sale thereof, and such other potential purchasers and their strategies and proposals, but such Commitment Parties and Consenting Lenders shall have no obligation to disclose to you the substance of such information or the fact that such Commitment Parties or Consenting Lenders are in possession thereof.

The Commitment Parties, the Consenting Lenders and their respective affiliates will not use or disclose confidential information obtained from you, the Target, the Investors, the Seller or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Borrower, the Target or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties, the Consenting Lenders and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that the Commitment Parties, the Consenting Lenders and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, the Commitment Parties, the Consenting Lenders and their respective affiliates may be full service securities firms engaged, either directly or through their affiliates, in various activities, which may include securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Commitment Parties, the Consenting Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Borrower, the Target Companies and their subsidiaries, the Target Companies’ customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  The Commitment Parties, the Consenting Lenders and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Borrower, the Target Companies, the Target Companies’ subsidiaries or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

In connection with all aspects of the Transactions, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) in connection with the process leading to the Transactions, each Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (ii) the Lead Arrangers have not assumed nor will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the Transactions or the process leading thereto (irrespective of whether such Lead Arranger has advised or is currently advising you or your affiliates on other matters) and the Lead Arrangers have no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter; (iii) The Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours, the Borrower’s, the Target Companies’ and your affiliates and the Lead Arrangers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with the arranging and other services described herein.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Arranger Fee Letter or the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party or Consenting Lender pursuant hereto or thereto, to any person or entity without prior written approval of the Commitment Parties and the Consenting Lenders (such approval not to be unreasonably withheld or delayed), except (a) to your affiliates and your and your affiliates’ officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential investors who are informed of the confidential nature thereof, in each case, on a confidential and need-to-know basis, (b) if the Commitment Parties and the Consenting Lenders consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure, (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Commitment Parties and the Consenting Lenders promptly thereof prior to disclosure) or (d) as required, in connection with the enforcement of our rights hereunder or under the Arranger Fee Letter, based on the reasonable advice of counsel; provided that (i) you may disclose this Commitment Letter and the contents hereof and the Arranger Fee Letter redacted in a customary manner to the Seller and its affiliates, the Target Companies and their subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Arranger Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies, (iv) you may disclose the aggregate fee amount contained in the Arranger Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Incremental Term Facility or in any public or regulatory filing relating to the Transactions (and then only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (v) if the fee amounts payable pursuant to the Arranger Fee Letter have been redacted (including the portions thereof addressing fees payable to the Commitment Parties and/or the Incremental Lenders) in a customary manner reasonably acceptable to the Lead Arrangers, you may disclose the Arranger Fee Letter and the contents thereof to the Target Companies and their subsidiaries and their and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential and need-to-know basis.

Each Commitment Party, Consenting Lender and each of their respective affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services and/or commitments, as the case may be, that are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information received by it in accordance with Section 10.08 of the Existing Credit Agreement, the provisions of which are hereby incorporated herein, mutatis mutandis; it being understood and agreed that, for purposes hereof, (i) references to “Information” in such section shall be construed to include the Information and Projections and (ii) each Commitment Party, Consenting Lenders and each of their respective affiliates shall be permitted to disclose such non-public information to (x) their respective investment committee members on a confidential basis and (y) to current and potential providers of leverage to or investors in a Commitment Party or a Consenting Lender on a confidential basis.  For the avoidance of doubt, the Arranger Fee Letter may not be disclosed to any party to this Commitment Letter that is not a Lead Arranger, Bookrunner or the Borrower.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Each Commitment Party reserves the right to employ the services of its respective affiliates or branches (other than a Disqualified Lender) in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties, the Consenting Lenders (to the extent that the Proposed Amendments are affected) and you.

This Commitment Letter shall become effective as of the date hereof. This Commitment Letter contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto. This Commitment Letter may be executed in counterparts, each of which shall be an original, but all of which taken together shall constitute the same instrument. Delivery of an executed counterpart of this Commitment Letter by facsimile or other electronic transmission shall constitute an original for purposes hereof. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties hereto of a manually signed paper document which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE ARRANGER FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of Business Material Adverse Effect (as defined in the Purchase Agreement) (and whether or not a Business Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, in each case shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Any Lead Arranger or Bookrunner may, with your approval, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Incremental Effective Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and Incremental Effective Date of the Transactions, all at the expense of such Lead Arranger or Bookrunner.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Incremental Term Facility Documentation and documentation related to the Proposed Amendments in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments and agreements provided hereunder are subject only to conditions precedent as expressly provided herein, and (ii) the Arranger Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

The Lead Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Lead Arrangers subject to the Act and Beneficial Ownership Regulation are required to (i) obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Lead Arrangers, as applicable, to identify you in accordance with the Act and (ii) obtain a certification regarding beneficial ownership from you under the Incremental Term Facility in compliance with the Beneficial Ownership Regulation.

The indemnification, reimbursement, jurisdiction, governing law, venue, waiver of jury trial, and confidentiality provisions contained herein and in the Arranger Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Incremental Term Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or each Incremental Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (and other than your obligations with respect to the confidentiality of the Arranger Fee Letter and the contents thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Incremental Term Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Incremental Lenders’ commitments with respect to all or a portion of any of the Incremental Term Facility hereunder (on a pro rata basis with respect to the commitments of the applicable Incremental Lenders hereunder) at any time subject to the provisions of the preceding sentence.  In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Incremental Lenders’ commitments with respect to the Incremental Term Facility (on a pro rata basis amongst the Incremental Lenders) in a manner consistent with the allocation of purchase price reduction described under paragraph 2 of Exhibit C.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Arranger Fee Letter by returning to the Commitment Parties (or their legal counsel) and the Consenting Lenders (or their legal counsel) on behalf of the Commitment Parties and the Consenting Lenders, as applicable, executed counterparts hereof and of the Arranger Fee Letter not later than 11:59 p.m., New York City time, on April 28, 2024 (such date of your acceptance of this Commitment Letter and the Arranger Fee Letter, the “Signing Date”).  The Incremental Lenders’ respective commitments and the obligations of the Commitment Parties and the Consenting Lenders hereunder will expire at such time in the event that Commitment Parties (or their legal counsel) and the Consenting Lenders (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to the Commitment Parties and the Consenting Lenders, as applicable, this Commitment Letter and the Arranger Fee Letter at or prior to such time, the Commitment Parties and the Consenting Lenders agree to hold our commitments and all agreements and undertakings hereunder until the earliest of (i) after execution of the Purchase Agreement and prior to the time of the consummation of the Acquisition, the valid termination of the Purchase Agreement in accordance with its terms (other than with respect to provisions therein that expressly survive termination) in the event that the Acquisition is not consummated, (ii) the consummation of the Acquisition with or without the initial funding of the Incremental Term Facility and (iii) five business days after the Outside Date (as defined in the Purchase Agreement as in effect on the date hereof) (but in any event no later than 11:59 p.m., New York City time, April 28, 2025), without giving effect to any extension to a date later than April 28, 2025 set forth in the Purchase Agreement (regardless of whether any party thereto pursues a claim of specific performance)) (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties and the Consenting Lenders hereunder and the agreement of the Commitment Parties and the Consenting Lenders to provide the services described herein shall automatically terminate unless the Commitment Parties and the Consenting Lenders shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH

By:	/s/ Eric Rogowski
Name:	Eric Rogowski
Title:	Managing Director

By:	/s/ Joost Le Blansch
Name:	Joost Le Blansch
Title:	Vice President

[Signature Page to Incremental Commitment Letter]

COMPEER FINANCIAL, PCA

By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Managing Director, Capital Markets

[Signature Page to Incremental Commitment Letter]

CITIBANK, N.A.

By:	/s/ Matthew Marzicola
Name:	Matthew Marzicola
Title:	SVP & Authorized Signor

[Signature Page to Incremental Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Consenting Lender

By:	/s/ Jonathan Antonio
Name:	Jonathan Antonio
Title:	Portfolio Manager

[Signature Page to Incremental Commitment Letter]

BANK OF AMERICA, N.A., as Consenting Lender

By:	/s/ Dilcia P. Hill
Name:	Dilcia P. Hill
Title:	Senior Vice President

[Signature Page to Incremental Commitment Letter]

Accepted and agreed to as of
the date first above written:

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ Jack Bendheim
	Name:	Jack Bendheim
	Title:	President & Chief Executive Officer

[Signature Page to Incremental Commitment Letter]

EXHIBIT A

Incremental Term Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Phibro Animal Health Corporation, a Delaware corporation (“Purchaser 1”), and Phibro Animal Health S.A., a Belgian company (“Purchaser 2”, and together with Purchaser 1, “Purchasers”), intend to acquire (the “Acquisition”) all of the Purchased Assets of the entities previously identified to the Lead Arrangers as “Delta” (the “Target Companies”), from Zoetis Inc., a Delaware corporation (the “Seller”).  Borrower intends to consummate the Acquisition pursuant to that certain Purchase and Sale Agreement, dated as of the Signing Date (together with all exhibits and schedules attached thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Purchase Agreement”) by and between Purchasers and the Seller pursuant to which the Seller will receive cash in exchange for the Acquisition (collectively, the “Purchase Consideration”).

Substantially contemporaneously with the consummation of the Acquisition, the Borrower will, pursuant to Section 2.14 of the Existing Credit Agreement, obtain a senior secured incremental first lien term loan facility described in Exhibit B to the Commitment Letter in an aggregate principal amount of $325 million (the “Incremental Term Facility”).

In connection with the Incremental Term Facility, the Borrower will also obtain the Proposed Amendments to the Existing Credit Agreement.

The proceeds of the Incremental Term Facility and cash on hand at Borrower on the Incremental Effective Date will be applied (i) as described above to pay the Purchase Consideration and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Funds”)

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Amendment No. 3

Incremental Term Facility

Summary of Principal Terms and Conditions1

See attached.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A and Exhibit C thereto.

B-1

Project Delta

$325 Million Incremental Term Loan A Facility

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Incremental Term Loans (as defined below). All capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Existing Credit Agreement (as defined below).

Borrower:	Phibro Animal Health Corporation (the “Borrower”).

Guarantors:

Same as the Existing Credit Agreement and including, after consummation of the Acquisition (as defined in Exhibit A to the Commitment Letter), the Target Companies that meet the criteria to be guarantors.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

Bank of America, N.A. will act as Administrative Agent and Collateral Agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding Disqualified Lenders) with respect to the Incremental Term Loans and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:

Cöooperatieve Rabobank, U.A., New York Branch, Compeer Financial, PCA and Citibank, N.A. will act as joint lead arrangers and joint bookrunners for the Incremental Term Loans (each, a “Lead Arranger” and together, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Incremental Term Loan Facility:

A senior secured incremental term loan A facility denominated in dollars (the “Incremental Term Loan Facility”) in an aggregate principal amount of $325 million (the loans thereunder, the “Incremental Term Loans”).

Purpose:

The proceeds of borrowings under the Incremental Term Loan Facility will be used by the Borrower on the date of the initial funding of the Incremental Term Loan Facility (the “Incremental Effective Date”) to finance all or a portion of (a) the Purchase Consideration (as defined in Exhibit A to the Commitment Letter) and (b) the Transaction Costs (as defined in Exhibit A to the Commitment Letter).

Availability:

The Incremental Term Loan Facility will be available in a single drawing on the Incremental Effective Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Incremental Facilities:	Substantially consistent with the Existing Credit Agreement, subject to the modifications set forth in Annex I-A hereto.

1

Interest Rates:	As set forth in Annex I hereto.

Default Rate:	Same as the Existing Credit Agreement.

Final Maturity and Amortization:

The Incremental Term Loan Facility will mature, and lending commitments thereunder will terminate on the same Maturity Date as the Term A Loans under the Existing Credit Agreement. The Incremental Term Loan Facility will amortize in quarterly installments equal to 2.500% of the initial aggregate principal amount of the Incremental Term Loans made on the Incremental Effective Date; provided that the aggregate principal amount of all Incremental Term Loans outstanding on the Maturity Date of the Incremental Term Loan Facility shall be repaid on such date.

Guarantees:	Same as the Existing Credit Agreement and, after consummation of the Acquisition, guarantees from the Target Companies that meet the criteria to be guarantors.

Security:	Same as the Existing Credit Agreement and, after consummation of the Acquisition, assets of the Target Companies that meet the criteria to be collateral.

Mandatory Prepayments:	Same as the Existing Credit Agreement, to be shared on a pro rata basis with the Term A Loans.

Voluntary Prepayments and Reductions in Commitments:	Same as the Existing Credit Agreement, to be shared on a pro rata basis with the Term A Loans.

Documentation Principles:

The definitive documentation for the Incremental Term Loan Facility will be in the form of an incremental facility amendment (the “Incremental Facility Documentation”) to that certain Amended and Restated Credit Agreement, dated as of April 22, 2021 (the “Original Closing Date”) among the Borrower (as defined below), the other loan parties from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as the Administrative Agent (as amended by that certain Amendment No. 1, dated November 8, 2022, that certain Amendment No. 2, dated as of June 16, 2023 and as further amended, restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) and will contain only those terms, conditions to borrowing, mandatory prepayments and other terms and provisions expressly set forth herein (including the modifications to the Existing Credit Agreement set forth in Annex I-A hereto).

Representations and Warranties:	Same as the Existing Credit Agreement, but subject to the Limited Conditionality Provisions (as defined in the Commitment Letter).

Conditions to Borrowing:	The availability of the Borrowing under the Incremental Term Loan Facility on the Incremental Effective Date will be subject

2

solely to the satisfaction or waiver of the conditions set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Same as the Existing Credit Agreement.

Negative Covenants:	Same as the Existing Credit Agreement.

Financial Maintenance Covenant:

The Incremental Facility Documentation will contain the following financial covenants with regard to the Borrower and its restricted subsidiaries on a consolidated basis, which covenants shall be tested on a trailing four quarter basis as of the last day of any fiscal quarter of the Borrower for which financial statements have been delivered, commencing with the first full fiscal quarter following the Incremental Effective Date:

(i) A maximum First Lien Net Leverage Ratio not to exceed 4.50 to 1.00; provided that, on and after the Incremental Effective Date, no step-ups in the maximum permitted First Lien Net Leverage Ratio shall be permitted in connection with an acquisition.

(ii) A minimum Consolidated Interest Coverage Ratio of not less than 2.50 to 1.00.

Unrestricted Subsidiaries:	Same as the Existing Credit Agreement.

Events of Default:	Same as the Existing Credit Agreement.

Voting:

Same as the Existing Credit Agreement; provided, that the Incremental Term Loan Facility shall be deemed to be a separate Class from the Term A Loans and the 2023 Incremental Term Loans for purposes of the class voting rights set forth in the Existing Credit Agreement.

Cost and Yield Protection:	Same as the Existing Credit Agreement.

Assignments and Participations:	Same as the Existing Credit Agreement.

Expenses and Indemnification:	Same as the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative and the Lead Arrangers:	Davis Polk & Wardwell LLP.

3

Annex I

Interest Rates:

The interest rate under the Incremental Term Loan Facility will be, at the option of the Borrower, Term SOFR (as defined in the Existing Credit Agreement), Base Rate (as defined in the Existing Credit Agreement) or Daily SOFR (as defined in the Existing Credit Agreement), in each case, plus a margin determined in accordance with the table set forth below:

First Lien Net Leverage Ratio	Base Rate	Term SOFR	Daily SOFR
≥ 4.00:1.00	2.25%	3.25%	3.25%
≥ 3.50:1.00 and < 4.00:1.00	2.00%	3.00%	3.00%
≥ 2.25:1.00 and < 3.50:1.00	1.75%	2.75%	2.75%
< 2.25:1.00	1.50%	2.50%	2.50%

Calculation of interest shall be as per the Existing Credit Agreement.

Interest shall be payable as per the Existing Credit Agreement.

1

ANNEX I-A TO EXHIBIT B

	Term	Agreed Modification to Existing Credit Agreement
1.	Definition of “Consolidated EBITDA”	Include add-back for other add-backs and adjustments with respect to the Transactions reflected in the model agreed with the Lead Arrangers on April 16, 2024 (the “Model”).
2.	Definition of “Consolidated First Lien Net Debt”

Replace the reference to “obligations in respect of Capitalized Leases and Indebtedness incurred pursuant to Section 7.03(f)” with “obligations in respect of Capitalized Leases and Indebtedness of the type described in Section 7.03(f)”

3.	Definition of “Incremental Facilities Cap”; Section 2.14(a)

Increase the ratio incurrence tests in the unlimited prong to (i) 3.70x First Lien Net Leverage Ratio or, solely in the case of Incremental Facilities incurred to finance a Permitted Acquisition, (ii) 4.50x

4.	Section 2.14	The incurrence of the Incremental Term Loan Facility and the funding of the Incremental Term Loans shall be deemed permitted under Section 2.14
5.	Section 4.02

The incurrence of the Incremental Term Loan Facility and the funding of the Incremental Term Loans shall not be subject to the requirements set forth in Section 4.02(a) (other than with respect to the Specified Representations (as defined in the Commitment Letter)) and (b)

6.	Section 7.02(j)	The Acquisition shall be deemed to be a “Permitted Acquisition” for all purposes of the Existing Credit Agreement and shall not be subject to the provisions of Section 7.02(j)

1

EXHIBIT C

Amendment No. 3

Incremental Term Facility

Summary of Additional Conditions2

Subject in all respects to the Limited Conditionality Provisions, the initial borrowings under the Incremental Term Facility shall be subject solely to the satisfaction or waiver by all Commitment Parties of the following conditions:

1.Since the date of the Purchase Agreement, there shall not have been a Business Material Adverse Effect (as defined in the Purchase Agreement (as in effect on the date hereof)) that is continuing as of the Closing Date (as defined in the Purchase Agreement).

2.The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Incremental Term Facility, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without any amendment, modification or waiver to the Purchase Agreement or any consent thereunder that is materially adverse to the Commitment Parties in their capacities as such without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned); provided, that, with respect to any amendment, modification or waiver to, or consent under, the Purchase Agreement requiring the consent of the Commitment Parties, such consent shall be deemed given if the Commitment Parties have not responded to such proposed amendment, modification or waiver to, or consent under, the Purchase Agreement within five (5) Business Days (as defined in the Purchase Agreement) of being provided a copy of such amendment, modification, waiver  or consent by the Borrower or its counsel (it being understood that any modification, amendment, supplement, consent, waiver or request by you (or your affiliate) to the definition of Business Material Adverse Effect shall be deemed to be materially adverse to the interests of the Commitment Parties); provided, that, without limiting any other rights and/or obligations of this Exhibit C, including rights under paragraph 1 above, any reduction in the Base Purchase Price (as defined in the Purchase Agreement) (other than as set forth in the Purchase Agreement as of the date hereof) shall not, in and of itself, be deemed to be materially adverse to the interests of the  Commitment Parties so long as any such reduction above $25,000,000 shall be applied to reduce the amount of commitments in respect of the Incremental Term Facility on a dollar for dollar basis.

3.The Lead Arranger shall have received the Financial Statements (as defined in the Purchase Agreement).

4.The Administrative Agent and the Lead Arrangers shall have received, at least three business days prior to the Incremental Effective Date, all documentation and other information about the Loan Parties and the Target Companies that shall have been reasonably requested by the Administrative Agent and the Lead Arrangers in writing at least 10 business days prior to the Incremental Effective Date and that the Administrative Agent and each Lead Arranger reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (including, for the avoidance of doubt, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation).

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

5.(x) The execution and delivery by the Borrower of the Incremental Term Facility Documentation, which shall be in accordance with the terms of the Commitment Letter and the Term Sheet (y) delivery to the Administrative Agent of the following (the “Closing Deliverables”): (i) customary legal opinions, customary officer’s closing certificates (which shall not require certification of no default or bringdown of representations and warranties), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization (except, in the case of any Loan Parties other than the Borrower, where the failure of such Loan Parties to be in good standing could not reasonably be expected to have a Material Adverse Effect (as defined in the Existing Credit Agreement)), in each case with respect to the Loan Parties (to the extent applicable) (as such terms are defined in Exhibit B), (ii) a customary borrowing request and (iii) a certificate attesting to the Solvency (as defined in the Existing Credit Agreement) of the Borrower and its Subsidiaries (on a consolidated basis) dated as of the Incremental Effective Date and after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit C, of a senior authorized financial executive or officer with equivalent duties of the Borrower (or, at the option of the Borrower, a third party opinion as to the solvency of the Borrower and its subsidiaries on a consolidated basis by a nationally recognized firm).

6.All fees required to be paid on the Incremental Effective Date pursuant to the Arranger Fee Letter and reasonable out-of-pocket expenses required to be paid on the Incremental Effective Date pursuant to the Commitment Letter, and with respect to expenses, to the extent invoiced at least three business days prior to the Incremental Effective Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Incremental Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Incremental Term Facility).

7.The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects on and as of the Incremental Effective Date.

8.The Incremental Effective Date shall not occur prior to July 12, 2024.

C-2

ANNEX 1 TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[____][__], 20[__]

This Solvency Certificate (this “Certificate”) is being delivered pursuant to Section [__] of that certain Amendment No. [●] (the “Amendment”).

I, [●], solely in my capacity as a [●] of the Borrower, do hereby certify on behalf of the Borrower that, as of the date hereof, before and after giving effect to the consummation of the transactions on the Amendment No. [●] Effective Date:

7.

the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Subsidiaries is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries;

8.

the present fair salable value of the assets of the Borrower and its Subsidiaries is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on its debts as they become absolute and matured;

9.

the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond the Borrower and its Subsidiaries’ ability to pay such debts and liabilities as they mature; and

10.

the Borrower and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower and its Subsidiaries’ property would constitute an unreasonably small capital.

For purposes of this Certificate, the amount of contingent liabilities at any time has been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

C-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:
Title:

[Signature page to Solvency Certificate]